EXHIBIT    10.48
February 15, 1995



Robert L. Pevenstein
14 Chilhowie Ct.
Hunt Valley, MD 21030


Dear Bob:

The period for termination benefits in UNC's August 19, 1987, employment agreement letter is changed as follows:

In the event of involuntary termination, for any reason other than for cause, you will be entitled to twelve (12) months of salary and employee benefits continuance from the termination date.

Sincerely,



/s/ Dan A. Colussy
Chairman &
Chief Executive Officer